Exhibit 99.1

Financial Report

July - September 2010

Sales: Operating margin: Operating cash flow: EPS:	$1,741 million 11.6% $198 million $1.51

(Stockholm, Oct. 26, 2010)—For the three-month period ended September 30, Autoliv Inc. (NYSE: ALV and SSE: ALIV) – the worldwide leader in automotive safety systems – reported its best third quarter ever.

Net sales increased by 31% to $1,741 million with the organic sales portion growing at a rate of 23% compared to a growth rate of 13% for global light vehicle production (LVP).

Operating income improved to $202 million, income before taxes to $190 million, net income to $141 million and earnings per share assuming dilution to $1.51. Gross margin amounted to 21.5% and operating margin to 11.6%.

Operations generated a positive cash flow of $198 million, and $134 million before financing.

For the fourth quarter of 2010, the Company expects its consolidated net sales to rise by approximately 15% compared to the same quarter in 2009, with the organic sales portion growing by nearly 12%. This would result in a consolidated sales increase of approximately 40% for the full year with organic sales growing by at least 30%. An operating margin of approximately 12% is expected for both the fourth quarter and the full year 2010.

An earnings conference call will be held at 2:00 p.m. (CET) today October 26. To follow the webcast or to obtain your personal pin code and phone number, please access www.autoliv.com.

3rd Quarter 2010

Market Overview Third Quarter

During the three-month period July - September 2010, global light vehicle production (LVP) is estimated by IHS (CSM) to have increased by 13% compared to the same quarter 2009. This was 6 percentage points better than expected at the beginning of the quarter. LVP in the Triad (i.e. North America, Europe and Japan), where Autoliv generates slightly more than 75% of its consolidated sales, is estimated to have risen by 11%.

In Europe, where Autoliv derives approximately 35% of its revenues, LVP reached the same level as in the third quarter 2009 compared to an expected decline of 7% due to large governmental vehicle scrapping incentives that boosted LVP last year. In Western Europe, LVP decreased by 6%, while LVP in Eastern Europe rose by 16%.

In North America, which accounts for approximately 30% of revenues, LVP recovered by 26% from a very low level in 2009. The increase was 3 percentage points higher than expected. Production of passenger cars recovered by 17% and production of light trucks by 35%. Chrysler, General Motors (GM) and Ford increased their production by 41%, 32% and 20%, respectively. Asian and European vehicle manufacturers increased their production in the region by an average rate of 23%.

In Japan, which accounts for slightly more than 10% of Autoliv’s sales, LVP recovered by 15%, partially due to governmental “eco-car incentives”. The recovery was especially strong for vehicles for export to markets in North America and Western Europe.

In the Rest of the World (RoW), which accounts for close to 25% of sales, LVP grew by 15%, which was 8 percentage points higher than expected. In India the increase was 32%, in South Korea 4% and in China 10% (instead of an expected decline of 2%).

Consolidated Sales

Consolidated net sales amounted to $1,741 million, a third-quarter record, and increased compared to the same quarter in 2009 by 31%. Acquisitions added 10% (see Significant Events). Currency effects had a negative impact of 2%. Consequently, organic sales (non-U.S. GAAP measure, see enclosed table) increased by 23%.

In July, organic sales were expected to grow by at least 20%. However, the recovery in global LVP was 6 percentage points sharper than expected.

Sales to GM, Honda, Nissan, and Ford contributed the most to the growth in the Company’s revenues. The highest organic sales growth rates were recorded in sales to Mitsubishi, Honda, and Hyundai/KIA.

Sales by Product

Sales of airbag products (including steering wheels and electronics) rose by 37% to $1,173 million. Acquisitions boosted sales by 12%, while currency effects had a negative impact of 2%. Consequently, organic sales of airbag products grew by 27%, which was 16 percentage points higher than the increase in LVP in the Triad (i.e. the main market for airbags). Autoliv’s strong performance was due to new business with GM, Hyundai/KIA, Ford and Chrysler, as well as to a strong sales recovery in Japan, especially with Nissan, Honda and Mitsubishi.

Sales of seatbelt products (including seat sub-systems) increased by 21% to $568 million. Acquisitions added 6%, while currency effects reduced sales by 2%. Consequently, organic sales of seatbelt products rose by almost 17% compared to the 13% increase in global LVP. Autoliv’s sales were driven by a positive LVP mix, new business with Hyundai/KIA and GM, sales recoveries with Honda, Nissan, Mitsubishi and Autovaz, and strong sales growth with Chinese vehicle manufacturers.

Sales by Region

Sales from Autoliv’s European companies decreased by 6% to $600 million due to negative currency effects of nearly 8%. Acquisitions increased sales by less than 1%. Organic sales growth of 2% compares favorably with the flat European LVP. Autoliv’s better-than-the-market performance in Europe was due to a favorable vehicle mix with strong demand for vehicles with high safety content such as Mercedes’s E-class and C-class; BMW’s 5-Series and Nissan’s Qashqai.

Sales from Autoliv’s North American companies jumped by slightly more than 70% to $528 million due to strong recovery in LVP and a favorable LVP mix. Acquisitions added slightly less than 15%. Currency effects added 1% due to a stronger Mexican peso. Organic sales growth of nearly 55% was more than twice as strong as the 26% increase in North American LVP. Autoliv’s better-than-the-market performance was due to a favorable mix. Significant contributors to Autoliv’s sales performance were Chevrolet’s Silverado and Malibu; GMC’s Sierra; Cadillac’s SRX; Buick’s Enclave; Ford’s Edge, E-series and F-series Super Duty; Honda’s Pilot and Odyssey; Acura’s MDX; Hyundai’s Sonata; and Kia’s Sorento.

Sales from Autoliv’s companies in Japan jumped by 56% to $213 million, including positive currency effects of 8%. Organic sales growth of 48% was more than three times higher than the 15% recovery in Japanese LVP. This was mainly due to the strong recovery in the production of vehicles with high safety content. These were premium cars, SUVs and other vehicles,especially for the North American and West European markets. Autoliv benefited particularly from strong recoveries for Mitsubishi’s Outlander and the launch of Mitsubishi’s new RVR/ASX and strong sales recoveries for Honda’s CRV, StepWagon, CRZ and Accord; for Nissan’s Rogue, Safari and X-Trail; for Toyota’s larger SUVs such as the Hilux Surf; and the Lexus LX. Sales were also driven by the launch of Infiniti’s new M/Fuga and Lexus’ new GX.

Sales from Autoliv’s companies in the Rest of the World (RoW) jumped by 63% to $400 million. Acquisitions added 33% and currency effects 4%. The organic sales increase of 26% was 11 percentage points higher than the increase in the region’s LVP. Autoliv’s strong performance reflects organic sales increases of 45% in China where LVP grew by 10%. Autoliv’s organic growth was driven by business for Geely’s Emgrand EC7; Great Wall’s CoolBear; Volkswagen’s Golf; Nissan’s Qashqai and Juke; Hyundai’s Tucson ix(35) and Verna; and Kia’s Forte. In India, Autoliv’s growth was spearheaded by strong demand for Nissan’s March/Micra; Ford’s new Figo and several Tata models.

3rd Quarter 2010

Earnings Third Quarter

For the third quarter 2010, Autoliv reported the highest quarterly gross profit, operating income, operating margin, income before taxes, net income and earnings per share for a third quarter. These record results reflect our ongoing restructuring efforts, and our rapid growth in emerging markets.

Gross profit improved by $135 million or 57% to $374 million from $239 million in the third quarter 2009 despite an $11 million negative impact from higher raw material prices. Gross margin improved to 21.5% from 18.0%. The margin improvement reflects higher sales (especially of products with higher value-added), as well as the positive result of our restructuring efforts.

Operating income improved by $142 million to $202 million due to the gross profit increase of $135 million and $12 million lower restructuring charges. These positive effects were partially offset by $6 million higher Research, Development and Engineering (RD&E) expense, net, mainly due to higher investments in active safety. Selling, General & Administrative (SG&A) expense was unchanged despite higher sales. Operating margin improved to 11.6% from 4.5%, which included a 1.0 percentage point negative impact from restructuring costs of $14 million in 2009.

Income before taxes improved by $150 million to $190 million primarily due to the $142 million improvement in operating income. Additionally, interest expense, net was $5 million less than during the same period 2009 as a reflection of the fact that net debt is roughly half of its level one year ago. The lower interest expense also reflects the benefits of the accelerated exchange of 36% of outstanding equity units that was executed in the second quarter 2010.

Net income attributable to controlling interest improved by $107 million to $140 million from the third quarter 2009. Income tax expense was $48 million, which resulted in an effective tax rate of 25.5%. Discrete tax items and a favorable catch-up effect reduced the effective tax rate by 3.7 percentage points. In the third quarter 2009, income tax expense was $6 million with an effective tax rate of 14%.

Earnings per share rose by $1.14 to $1.51 assuming dilution due to higher pre-tax income, partially offset by a higher effective tax rate and more shares outstanding. The weighted average number of shares outstanding, assuming dilution, increased by 4% to 92.8 million from 89.1 million for the same quarter 2009.

Cash Flow and Balance Sheet

Cash flow from operations amounted to $198 million, which was the highest level ever for a third quarter, despite a $29 million negative impact from less factoring than in the previous quarter and $15 million for restructuring payments. Cash-flow was boosted by $8 million from an insurance reimbursement. During the third quarter 2009, cash flow was $130 million.

Cash flow before financing (non-U.S. GAAP measure, see enclosed table) amounted to $134 million, which was $33 million more than during the same quarter 2009 and a record-high for a third quarter. Acquisitions and other, net was $5 million, the same level as in the third quarter 2009. Capital expenditures, net of $59 million were $35 million more than during the same quarter 2009 but $10 million less than depreciation and amortization in the quarter.

The Company has the policy that operating working capital in relation to last 12-month sales should not exceed 10% (non-U.S. GAAP measure, see enclosed table). This ratio increased slightly to 6.7% from 6.2% on June 30. Of this 0.5 percentage point increase (pp), 0.4 pp were due to the $29 million reduction in factoring. The impact of the remaining factoring programs was $42 million at the end of the quarter.

Days receivables outstanding increased to 74 days on September 30 from 70 days at the end of June, partially due to the $29 million factoring reduction. Days inventory outstanding increased during the quarter to 33 days from 30 at the end of June, but declined from 37 days a year ago.

The Company’s net debt (non-U.S. GAAP measure, see table) declined by $79 million to $338 million at the end of the quarter despite the $29 million from less factoring, dividend payments of $27 million, restructuring payments of $15 million, and total acquisition payments of $4 million. Gross interest-bearing debt was reduced by $42 million to $836 million at the end of the quarter.

Autoliv’s policy is to maintain a leverage ratio significantly below 3.0 times and an interest-coverage ratio significantly above 2.75 times. The Company’s leverage ratio was 0.3 times on September 30, while interest coverage ratio was 11.9 times. Leverage ratio is measured as adjusted net debt in relation to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization). Interest coverage is defined as operating income (excluding amortization of intangibles) in relation to interest expense, net (including cost for extinguishment of debt). Adjusted net debt includes pension liabilities but excludes the debt from equity units since these funds are regarded as equity by Standard & Poor’s due to the fact that the purchase contracts of the equity units are binding and not revocable. The net debt to capitalization ratio declined to 11% from 14% at the end of the previous quarter.

Total equity improved by $186 million to $2,807 million mainly due to net income of $141 million, favorable currency effects of $65 million, common stock incentives of $7 million and a $4 million increase in non-controlling interest. This was partially offset by a $31 million accrual for the declared dividend to be paid in the fourth quarter. Total parent shareholders’ equity was $2,798 million corresponding to $31.54 per share.

Recent Launches

•	Audi’s new A7; Steering wheel, driver airbag, passenger airbag, driver and passenger knee airbags and night vision system.

•	Chery’s new A3; Driver airbag, passenger airbag, side airbags, inflatable curtains and seatbelts with pretensioners.

•	Ford’s new C-Max and Grand C-Max; Passenger airbag, side airbags, inflatable curtains and seatbelts with pretensioners.

•	Great Wall’s new Tengyi C30; Frontal airbags, steering wheel, seatbelts with pretensioners and safety electronics

•	Honda’s new Odyssey; Side airbags, inflatable curtains, seatbelts with pretensioners and safety electronics.

•	Mini’s new Countryman; Steering wheel, driver airbag, passenger airbag, passenger knee airbag, seatbelts with pretensioners and safety electronics.

Nine months 2010

Market Overview First Nine Months

During the nine-month period January - September 2010, light vehicle production (LVP) increased by 30%, both globally and in the Triad.

In Europe, LVP increased by 17%. In Western Europe, the increase was 15% and in Eastern Europe 24%.

In North America, light vehicle production recovered from the same period 2009 by 54%, primarily due to GM, Ford and Chrysler increasing their LVP by 60%. Asian and European vehicle manufacturers increased their LVP in North America by 47%.

In Japan, light vehicle production increased by 32% compared to the same nine-month period 2009.

In the Rest of the World (RoW) light vehicle production increased by 31%.

Consolidated Sales

For the year’s first nine months, consolidated sales increased by 53% to $5,263 million. Currency effects added 1% and acquisitions 10%. Additionally, three more production days in the first quarter added 2% (“the production day effect”). Consequently, organic sales increased by 40%, which was 10 percentage points higher than the increase in global LVP.

Sales of airbag products jumped by 60% to $3,526 million. Currency effects added less than 1%, the production day effect added 2% and acquisitions 12%. The organic sales increase of 45% was 15 percentage points higher than the LVP increase in the Triad.

Sales of seatbelt products rose by 39% to $1,737 million including the production day effect of 2%. Currency effects added 1% and acquisitions 5%. Organic sales growth of 31% was 1 percentage point more than the 30% increase in global LVP.

Sales from Autoliv’s European companies increased by 14% to $2,023 million. Currency effects had a negative impact of more than 2%, while the production day effect and acquisitions had a favorable impact of 2% and less than 1%, respectively. Therefore, organic sales increased by nearly 14% which was virtually in line with West European LVP.

Sales from Autoliv’s North American companies jumped by 99% to $1,533 million. Both currency effects and the production day effect added 2%, while acquisitions added 19%. The organic sales increase of 76% was 22 percentage points higher than the increase in North American LVP. This was mainly due to new business for Ford, Chrysler and Chevrolet.

Sales from Autoliv’s companies in Japan jumped by 84% to $585 million including favorable currency effects of 6% and the production day effect of 2%. Organic sales growth of 76% was 44 percentage points higher than the Japanese LVP increase thanks to higher market share and a sharper recovery in the production of vehicles with higher safety content than for low-end vehicles.

Sales from Autoliv’s companies in the RoW jumped by 91% to $1,122 million including the production day effect of 2%, favorable currency effects of 6% and acquisitions of 28%. The organic sales increase of 55% was 24 percentage points higher than the growth in the region’s LVP, mainly due to the Chinese market and a favorable LVP mix, primarily as a result of recent launches.

Earnings

Gross profit increased by $664 million to $1,169 million and gross margin to 22.2% from 14.7% due to higher sales and savings effects from our restructuring activities.

Operating income improved by $668 million to $627 million from a loss of $41 million. Operating margin improved to 11.9% from negative 1.2%. The nine-month period in 2009 included restructuring charges totaling $62 million (i.e. 1.8% of sales) compared to $19 million (i.e. 0.4% of sales) this year.

Income before taxes increased by $667 million to $575 million due to the $668 million improvement in operating income. This improvement not only reflects significantly lower restructuring charges but a few other items, including $11 million lower interest expense, net due to lower net debt and the accelerated exchange of equity units in the second quarter. These favorable effects were partially offset by $12 million in debt extinguishment costs related to the equity unit exchange in the second quarter.

Net income attributable to controlling interest improved by $464 million to $413 million from a loss of $51 million. Income tax expense was $158 million, net of discrete items of $10 million, resulting in an effective tax rate of 27.5%. For the nine-month period 2009, income taxes were a benefit of $41 million including a cost of $3 million for discrete items.

Earnings per share improved by $5.14 to $4.50, assuming dilution. In 2009, there was no dilution due to the loss during the first nine months. The average number of shares outstanding increased by 14% to 91.8 million, primarily as a result of the sale of treasury shares in March 2009 and an increased dilutive effect from the equity units. The higher number of shares outstanding had a 65 cent negative effect on earnings per share.

Cash Flow and Balance Sheet

Operations generated $598 million in cash and $383 million before financing compared to $248 million and $156 million during the first nine months 2009. Capital expenditures, net amounted to $142 million and depreciation and amortization to $214 million compared to $90 million and $228 million, respectively, last year.

Thanks to the strong cash flow and the exchange of equity units in the second quarter, net debt has been reduced by 49% or $324 million to $338 million from the beginning of the year despite total acquisition payments of $141 million, restructuring payments of $51 million and dividend payments of $27 million. Gross interest-bearing debt decreased by $303 million. Net debt to capitalization was 11% compared to 21% at the beginning of the year.

Total equity increased by $371 million mainly as a result of the $417 million net income, a $57 million effect of the equity unit exchange and $14 million for stock incentives. Equity was reduced primarily by $58 million for dividends, $54 million from acquiring non-controlling interests and $8 million for negative currency effects.

Return on total equity was 21% and return on capital employed 27%.

Q3 – Report 2010

Headcount

Total headcount (permanent employees and temporary personnel) increased by 1,700 during the quarter to 42,800 and by 4,900 during the first nine months. Of the increases, 200 during the quarter and 800 during the nine-month period are due to acquisitions. Excluding acquisitions, headcount declined during the quarter in high-cost countries by 800 (virtually all permanent employees), despite the sharp sales recoveries in North America, Europe and Japan.

Of total headcount, 62% are in low-cost countries, 70% are direct workers in manufacturing and 22% are temporary personnel, which increases our flexibility in the cyclical automotive industry. A year ago, these figures were 57%, 67% and 15%, respectively.

Outlook

The latest forecasts from IHS (CSM) indicate an unchanged global LVP in the fourth quarter compared to the same quarter 2009. LVP in the Rest of the World (RoW) is expected to increase by 4% and in North America by 3%, while West European LVP is expected to decline by 8%. For the full year 2010, this would imply a 21% increase in global LVP.

Based on IHS’s forecast and the Company’s customer call-offs, Autoliv’s organic sales for the fourth quarter are expected to continue to outperform global LVP and grow by nearly 12%. Acquisitions are expected to add 8% and currency effects 1%, provided that current exchange rates prevail. The positive production day effect in the first quarter will result in a corresponding negative effect in the fourth quarter. This negative effect is estimated to reduce the sales growth by 6%. Consequently, consolidated sales are expected to increase by approximately 15% in the fourth quarter. This would lead to a consolidated sales increase of approximately 40% for the full year 2010 with the organic sales portion growing by at least 30%. Acquisitions are expected to add 9% and currency effects 1%.

An operating margin of approximately 12% is expected for both the fourth quarter and the full year 2010.

The projected effective tax rate is estimated to be close to 30% for the fourth quarter.

Other Significant Events

•

The quarter has been favorably impacted by the acquisition of 51% of the shares in the Chinese seatbelt company Beijing Delphi Automotive Safety Product Co. Ltd. (BDS) from Delphi Inc. BDS has annual sales of approximately $30 million. The transaction completes the acquisitions of Delphi’s Occupant Protection Systems (OPS) business. These acquisitions add total annualized sales of approximately $550 million.

•	In the third quarter, Autoliv also acquired Delphi’s Pyrotechnic Safety Switch business, which has annualized sales of $8 million.

•	Standard and Poor’s has upgraded Autoliv’s long-term credit rating to “BBB+ with stable outlook” from “BBB”.

•

In response to the rapid growth in Asian vehicle production, Autoliv has begun the construction of India’s first seatbelt weaving plant for seatbelt webbing. The plant will increase Autoliv’s global weaving capacity for seatbelt webbing by 20% to half a billion meters (approximately12 laps around the earth).

•

The first results of a crash-test rating program in Latin America for new vehicle models was announced in October. This “Latin NCAP” is linked to the global NCAP organization that includes Europe, North America, Japan, Australia and China. At the start, the Latin NCAP only performs a frontal impact test based on the Euro NCAP test program but new test criteria will gradually be added.

Dividend

As already announced, the Company has decided to increase the quarterly dividend to shareholders by 17% to 35 cents per share for the fourth quarter 2010. The dividend will be payable on Thursday, December 9 to shareholders of record on November 4. The ex-date, when the shares will trade without the right to the dividend, will be November 2.

Next Report

Autoliv intends to publish its results for the fourth quarter 2010 on Tuesday February 1, 2011.

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, product liability, warranty and recall claims and other litigations, possible adverse results of pending or future litigation or infringement claims, legislative or regulatory changes, tax assessments, dependence on customers and suppliers, as well as the risks identified in Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and our most recent quarterly Report on Form 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Definitions and SEC Filings

Please refer to www.autoliv.com or to the Annual Report for definitions of terms used in this report. Filings with the SEC of Autoliv’s annual report, 10-K report, quarterly reports in the form of 10-Q, proxy statements, management certifications, press releases in the form of 8-K and other documents can also be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com.

Q3 – Report 2010

KEY RATIOS

	Quarter July - September		First 9 months		Latest 12	Full year
	2010	2009	2010	2009	months	2009
Earnings/(loss) per share, basic	$1.58	$0.39	$4.76	$(0.64)	$5.49	$0.12
Earnings/(loss) per share, diluted 1)	$1.51	$0.37	$4.50	$(0.64)	$5.20	$0.12
Total parent shareholders’ equity per share	31.54	27.24	31.54	27.24	31.54	28.06
Cash dividend paid per share	0.30	—	0.30	0.21	0.30	0.21
Operating working capital, $ in millions 2)	467	465	467	465	467	335
Capital employed, $ in millions 3)	3,145	3,243	3,145	3,243	3,145	3,098
Net debt, $ in millions 2)	338	878	338	878	338	662
Net debt to capitalization, % 4)	11	27	11	27	11	21

Gross margin, % 5)	21.5	18.0	22.2	14.7	21.8	16.6
Operating margin, % 6)	11.6	4.5	11.9	(1.2)	10.6	1.3

Return on total equity, % 7)	20.8	5.8	21.4	(3.0)	18.8	0.5
Return on capital employed, % 8)	26.4	7.6	27.0	(1.5)	23.6	2.2

Average no. of shares in millions 1)	92.8	89.1	91.8	80.2	91.3	84.5
No. of shares at period-end in millions 9)	88.7	85.1	88.7	85.1	88.7	85.1
No. of employees at period-end10)	33,222	30,603	33,222	30,603	33,222	30,228
Headcount at period-end	42,801	36,192	42,801	36,192	42,801	37,877
Days receivables outstanding 11)	74	71	73	80	75	75
Days inventory outstanding 12)	33	37	33	42	34	40

1) Assuming dilution and net of treasury shares, except for the first nine months 2009 due to the loss. 2) Non-GAAP measure; for reconciliation see tables below. 3) Total equity and net debt. 4) Net debt in relation to capital employed. 5) Gross profit relative to sales. 6) Operating income/(loss) relative to sales. 7) Net income/(loss) relative to average total equity. 8) Operating income/(loss) and equity in earnings of affiliates, relative to average capital employed. 9) Excluding dilution and net of treasury shares. 10) Includes temporary employees. 11) Outstanding receivables relative to average daily sales. 12) Outstanding inventory relative to average daily sales.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share data)

	Quarter July - September		First 9 months		Latest 12	Full year
	2010	2009	2010	2009	months	2009
Net sales
- Airbag products	$1,173.4	$858.0	$3,525.9	$2,199.6	$4,624.8	$3,298.5
- Seatbelt products	567.5	467.9	1,737.3	1,246.4	2,313.1	1,822.2

Total net sales	1,740.9	1,325.9	5,263.2	3,446.0	6,937.9	5,120.7
Cost of sales	(1,367.1)	(1,087.1)	(4,093.9)	(2,940.5)	(5,426.2)	(4,272.8)

Gross profit	373.8	238.8	1,169.3	505.5	1,511.7	847.9

Selling, general & administrative expenses	(76.0)	(76.5)	(238.9)	(222.1)	(316.6)	(299.8)
Research, development & engineering expenses, net	(88.6)	(82.7)	(273.9)	(241.9)	(354.4)	(322.4)
Amortization of intangibles	(4.9)	(5.7)	(13.8)	(17.3)	(19.6)	(23.1)
Other income (expense), net	(2.2)	(13.9)	(16.1)	(65.2)	(84.6)	(133.7)

Operating income/(loss)	202.1	60.0	626.6	(41.0)	736.5	68.9

Equity in earnings of affiliates	1.7	1.4	3.7	3.4	4.1	3.8
Interest income	0.9	0.7	2.5	4.5	3.9	5.9
Interest expense	(13.5)	(18.3)	(41.3)	(54.3)	(55.2)	(68.2)
Loss on extinguishment of debt	—	—	(12.1)	—	(12.1)	—
Other financial items, net	(1.6)	(4.6)	(4.7)	(4.8)	(4.8)	(4.9)

Income/(loss) before income taxes	189.6	39.2	574.7	(92.2)	672.4	5.5

Income tax (expense)/benefit	(48.5)	(5.5)	(158.0)	41.3	(192.2)	7.1

Net income/(loss)	$141.1	$33.7	$416.7	$(50.9)	$480.2	$12.6

Less; Net income/(loss) attributable to non-controlling interest	1.0	0.9	3.6	0.4	5.8	2.6
Net income/(loss) attributable to controlling interest	$140.1	$32.8	$413.1	$(51.3)	$474.4	$10.0

Earnings/(loss) per share 1)	$1.51	$0.37	$4.50	$(0.64)	$5.20	$0.12

1) Assuming dilution and net of treasury shares, except for the first nine months 2009 due to the loss.

Q3 – Report 2010

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Assets
Cash & cash equivalents	$487.2	$459.4	$302.3	$472.7	$429.6
Receivables, net	1,453.1	1,358.9	1,315.4	1,053.1	1,035.3
Inventories, net	564.3	505.7	510.0	489.0	461.4
Other current assets	166.9	131.5	161.3	164.8	189.0

Total current assets	2,671.5	2,455.5	2,289.0	2,179.6	2,115.3

Property, plant & equipment, net	1,016.8	962.1	1,012.2	1,041.8	1,067.5
Investments and other non-current assets	226.2	227.6	228.9	235.5	235.7
Goodwill assets	1,615.1	1,601.2	1,610.1	1,614.4	1,616.6
Intangible assets, net	114.0	117.3	122.2	114.3	125.5

Total assets	$5,643.6	$5,363.7	$5,262.4	$5,185.6	$5,160.6

Liabilities and equity
Short-term debt	$156.2	$169.6	$134.5	$318.6	$145.3
Accounts payable	981.1	948.4	873.0	771.7	655.4
Other current liabilities	774.1	675.7	691.0	603.2	567.8

Total current liabilities	1,911.4	1,793.7	1,698.5	1,693.5	1,368.5

Long-term debt	680.0	708.8	792.5	820.7	1,187.8
Pension liability	118.3	113.4	113.5	109.2	112.5
Other non-current liabilities	126.8	126.3	124.4	126.2	126.9

Total non-current liabilities	925.1	948.5	1,030.4	1,056.1	1,427.2

Total parent shareholders’ equity	2,798.0	2,617.6	2,494.0	2,388.2	2,318.5
Non-controlling interest	9.1	3.9	39.5	47.8	46.4

Total equity	2,807.1	2,621.5	2,533.5	2,436.0	2,364.9

Total liabilities and equity	$5,643.6	$5,363.7	$5,262.4	$5,185.6	$5,160.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

	Quarter July- September		First 9 months		Latest 12	Full year
	2010	2009	2010	2009	months	2009
Net income/(loss)	$141.1	$33.7	$416.7	$(50.9)	$480.2	$12.6
Depreciation and amortization	69.0	78.0	213.7	227.8	300.2	314.3
Other, net	5.0	1.4	38.7	9.2	(12.0)	(41.5)
Changes in operating assets and liabilities	(16.8)	16.8	(71.0)	62.3	73.9	207.2

Net cash provided by operating activities	198.3	129.9	598.1	248.4	842.3	492.6

Capital expenditures, net	(59.1)	(23.7)	(142.1)	(89.6)	(182.9)	(130.4)
Acquisitions of businesses and other, net	(5.3)	(5.4)	(73.5)	(2.5)	(97.9)	(26.9)

Net cash used in investing activities	(64.4)	(29.1)	(215.6)	(92.1)	(280.8)	(157.3)

Net cash before financing 1)	133.9	100.8	382.5	156.3	561.5	335.3

Net increase (decrease) in short-term debt	(59.4)	(59.1)	(180.7)	(202.3)	38.7	17.1
Issuance of long-term debt	—	50.9	—	564.4	31.0	595.4
Repayments and other changes in long-term debt	(64.8)	(6.0)	(115.6)	(820.8)	(498.5)	(1,203.7)
Dividends paid	(26.6)	—	(26.6)	(14.8)	(26.6)	(14.8)
Cash paid for extinguishment of debt	—	—	(8.3)	—	(8.3)	—
Common stock issue, net	—	0.0	—	236.8	—	236.8
Common stock options exercised	6.8	0.2	13.2	0.7	13.3	0.8
Acquisition of subsidiary shares from non- controlling interest	—	—	(63.7)	(4.6)	(63.7)	(4.6)
Other, net	—	(2.8)	—	(3.0)	(0.1)	(3.1)
Effect of exchange rate changes on cash	37.9	34.5	13.7	28.3	10.3	24.9

Increase (decrease) in cash and cash equivalents	27.8	118.5	14.5	(59.0)	57.6	(15.9)

Cash and cash equivalents at period-start	459.4	311.1	472.7	488.6	429.6	488.6

Cash and cash equivalents at period-end	$487.2	$429.6	$487.2	$429.6	$487.2	$472.7

1) Non GAAP measure comprised of “Net cash provided by operating activities” and “Net cash used in investing activities”.

Q3 – Report 2010

RECONCILIATION OF NON-U.S. GAAP MEASURES TO U.S. GAAP

(Dollars in millions, except per share data)

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions to, financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

OPERATING WORKING CAPITAL

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations’ management.

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Total current assets	$2,671.5	$2,455.5	$2,289.0	$2,179.6	$2,115.3
Total current liabilities	(1,911.4)	(1,793.7)	(1,698.5)	(1,693.5)	(1,368.5)

Working capital	760.1	661.8	590.5	486.1	746.8
Cash and cash equivalents	(487.2)	(459.4)	(302.3)	(472.7)	(429.6)
Short-term debt	156.2	169.6	134.5	318.6	145.3
Derivative asset and liability, current	6.9	7.7	2.8	3.4	2.5
Dividends payable	31.0	25.6	—	—	—

Operating working capital	$467.0	$405.3	$425.5	$335.4	$465.0

NET DEBT

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD’s in their analyses of the Company’s debt. By adjusting for DRD’s, the total economic liability of net debt is disclosed without grossing it up with currency or interest fair market values that are offset by DRD’s reported in other balance sheet captions.

	September 30	June 30	March 31	December 31	September 30
	2010	2010	2010	2009	2009
Short-term debt	$156.2	$169.6	$134.5	$318.6	$145.3
Long-term debt	680.0	708.8	792.5	820.7	1,187.8

Total debt	836.2	878.4	927.0	1,139.3	1,333.1
Cash and cash equivalents	(487.2)	(459.4)	(302.3)	(472.7)	(429.6)
Debt-related derivatives	(11.2)	(2.2)	(5.4)	(4.5)	(25.4)

Net debt	$337.8	$416.8	$619.3	$662.1	$878.1

COMPONENTS IN SALES INCREASE/DECREASE

Since the Company generates almost 80% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have proven to be very volatile, and due to the fact that the Company has historically made several acquisitions and divestitures, we analyze the Company’s sales trends and performance as changes in “organic sales growth”. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tabular reconciliations below presents changes in “organic sales growth” as reconciled to the change in total U.S. GAAP net sales.

Quarter July – September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	1.6	$9.9	54.6	$169.4	47.9	$65.3	25.9	$63.5	23.2	$308.1
Currency effects	(7.7)	(48.0)	1.0	3.2	8.4	11.5	3.6	9.0	(1.8)	(24.3)
Acquisitions/divestitures	0.6	3.5	14.8	45.8	—	—	33.4	81.9	9.9	131.2

Reported change	(5.5)	$(34.6)	70.4	$218.4	56.3	$76.8	62.9	$154.4	31.3	$415.0

9 months January – September

	Europe		N. America		Japan		RoW		Total
	%	$	%	$	%	$	%	$	%	$
Organic change	13.5	$239.7	75.5	$581.1	75.7	$240.3	54.5	$319.9	40.1	$1,381.0
Production days	2.4	42.5	2.4	18.5	2.4	7.6	2.4	14.1	2.4	82.7
Currency effects	(2.4)	(42.7)	1.8	13.6	6.2	19.5	6.0	35.4	0.7	25.8
Acquisitions/divestitures	0.7	12.0	19.4	149.7	—	—	28.3	166.0	9.5	327.7

Reported change	14.2	$251.5	99.1	$762.9	84.3	$267.4	91.2	$535.4	52.7	$1,817.2